Exhibit 99.1

ClearSign Technologies Corporation Announces Hiring of Brent Hinds as VP of Finance

SEATTLE, October 18, 2021 -- ClearSign Technologies Corporation (Nasdaq: CLIR) ("ClearSign" or the "Company"), an emerging leader in industrial combustion and sensing technologies that improve energy, operational efficiency and safety while dramatically reducing emissions, today announces the hiring of Brent Hinds as VP and Controller, and his appointment by the board of ClearSign as the Company’s principal accounting officer and treasurer.

“I am happy to announce Brent’s hiring for this integral role at ClearSign,”,” said Jim Deller, Ph.D., Chief Executive Officer of ClearSign. “Brent’s technical accounting expertise and management experience make him the ideal leader to develop our accounting and finance capabilities and to continue the upgrades and improvements we have been making to our accounting controls and processes. Brent also brings an energy and entrepreneurial spirt that is welcomed at ClearSign.”

“I am excited to join a company at such an impactful time in its development, and especially one focused on delivering solutions for such important environmental needs” said Brent Hinds.

Mr. Hinds joins ClearSign from Enovation Controls, Inc. a stand alone subsidiary of Helios Technologies, where he served as VP of Finance focused on global sales, manufacturing, and application engineering operations, working directly with original equipment manufacturers. His responsibilities there included consolidation of reporting across four legal entities totaling $120 million in revenues, $600 million in assets and $70 million in net-working capital. Mr. Hinds previously served as Controller and Assistant Controller at Enovation Controls. Prior to joining Enovation Controls, Mr. Hinds worked for Stinnett & Associates, LLC, a professional advisory firm for public and private companies, where he established risk-based audit programs to determine adequacy and effectiveness of internal control environment and devised audit reports for executive management and audit committees. Additionally, Mr. Hinds served as a compliance analyst at Baker Hughes Company. Mr. Hinds earned his Bachelor of Science in Accounting from Oklahoma State University and is a certified public accountant.

About ClearSign Technologies Corporation

ClearSign Technologies Corporation designs and develops products and technologies for the purpose of improving key performance characteristics of industrial and commercial systems, including operational performance, energy efficiency, emission reduction, safety and overall cost-effectiveness. Our patented technologies, embedded in established OEM products as ClearSign Core™ and ClearSign Eye™ and other sensing configurations, enhance the performance of combustion systems and fuel safety systems in a broad range of markets, including the energy (upstream oil production and down-stream refining), commercial/industrial boiler, chemical, petrochemical, transport and power industries. For more information, please visit www.clearsign.com.

For further information:

Investor Relations:

Matthew Selinger

Firm IR Group for ClearSign

+1 415-572-8152

mselinger@firmirgroup.com